EXHIBIT 10.27

MODIFICATION AGREEMENT

This Modification Agreement (this “Agreement”) is made and entered into this 20th day of April, 2010 (the “Effective Date”), by and among SSGI, Inc, a Florida corporation (hereinafter referred to as the “Company”), Surge Solutions Group, Inc., a Florida corporation and wholly-owned subsidiary of the Company (“Surge”), and Ryan Seddon, an individual resident of the State of Florida (hereinafter referred to as “Executive”).

WHEREAS, Executive is currently the Chairman of the Board, Chief Executive Officer and President of the Company, a significant shareholder of the Company, and an employee and officer of Surge; and

WHEREAS, Executive and the Company have agreed to (i) terminate Executive’s employment with Surge, (ii) terminate Executive’s officer positions with the Company and Surge, (iii) modify Executive’s positions on Boards of Directors of both Surge and the Company, and (iv) modify Executive’s equity and debt interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	EMPLOYMENT AND MANAGEMENT MATTERS

1.1
Employment and Officer Positions.  Effective as of the Effective Date, Executive hereby resigns as an employee of Surge, and hereby resigns all of his officer positions with Surge and with the Company, including, without limitation, his positions as the Chief Executive Officer and President of the Company.

1.2
Director Positions. Executive hereby resigns as a director of Surge. Effective as of the Effective Date, Executive hereby resigns his position as Chairman of the Board of Directors of the Company. Executive shall remain a director of the Company for the 2010/2011 term.

1.3	Consulting Agreement. Effective as of the Effective Date, Executive and the Company shall execute and enter into a Consulting Agreement in the form attached hereto as Exhibit A.

1.4
Termination of Employment Agreements.  Effective as of the Effective Date, the parties hereby agree that any and all agreements relating to employment between Executive, on the one hand, and Surge, the Company or any other affiliate of the Company, on the other hand (including, without limitation, that certain Employment Agreement dated April 1, 2007, by and between Executive and Surge, as amended) are hereby terminated and of no further force or effect, and no party shall have any further rights, duties or obligations under any such agreements relating to employment.

2.	EQUITY INTERESTS

2.1
Forfeiture of Shares of Common Stock.  Executive agrees that, on the Effective Date, he shall surrender to the Company for cancellation stock certificates representing that number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) equal to (a) the total number of shares of Common Stock owned by Executive on the Effective Date, minus (b) 4,000,000.  Such number of shares of Common Stock to be forfeited by Executive are hereinafter referred to as the “Forfeited Shares”.   Executive represents and warrants that he owns the Forfeited Shares free and clear of liens or other encumbrances other than those imposed under applicable state and federal securities laws.  Immediately after giving effect the transactions contemplated by this Section 2.1, the parties acknowledge and agree that Executive shall own 4,000,000 shares of Common Stock.

2.2
Issuance of Warrant.  On the Effective Date, the Company shall grant and issue to Executive a warrant to purchase 500,000 shares of Common Stock pursuant to a Warrant in the form attached hereto as Exhibit B.

3.	COMPANY LOANS

3.1
Loan Forgiveness.  Executive hereby agrees to forgive all but $125,000 of the remaining balance of principal and interest due by the Company or any of its subsidiaries (including Surge) to Executive in connection with previous loans made by Executive to the Company or any of its subsidiaries (including Surge).  The $125,000 not forgiven by Executive pursuant to the first sentence of this Section 3.1 shall be evidenced by, and payable by the Company in accordance with, the form of Promissory Note attached hereto as Exhibit C (the “Promissory Note”).

3.2
No Other Indebtedness Owed to Executive.  Immediately after giving effect to the transactions contemplated by Section 3.1, the parties acknowledge and agree that neither the Company nor any of its subsidiaries (including Surge) owes any indebtedness to Executive, other than (a) indebtedness evidenced by the Promissory Note, and (b) indebtedness for reasonable travel advances or similar advances for expenses incurred by Executive on behalf of and in the ordinary course of business of the Company or any of its subsidiaries for which Executive is entitled to reimbursement by the Company or such subsidiary in accordance with the Company’s or such subsidiary’s normal policies and procedures.

4.     REPRESENTATIONS AND WARRANTIES

Each party hereto hereby represents and warrants to other party, as of the Effective Date, as follows:

4.1
Power and Authority.  Such party has the full power and authority to enter into this Agreement and to perform his or its obligations under this Agreement in accordance with the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

4.2
No Conflicts.  The execution and delivery of this Agreement by such party does not, and, the performance of, and compliance with, the terms of this Agreement by such party, will not, (a) conflict with or violate any provision of any law, statute, judgment, injunction, decree, ruling or resolution to which such party is subject, (b) violate its organizational documents, if applicable, or (c) conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which he or it is a party or that is applicable to such party or any of his or its assets, or any order or decree applicable to such party.

4.3
Consents.  No permit, authorization, consent or approval of or by, or any notification of or registration, declaration or filing with, any person (governmental or private) is required to be obtained or made by such party in connection with the execution, delivery and performance by him or it of this Agreement or the consummation by such party of the transactions contemplated hereby

5.	COVENANTS OF THE COMPANY

5.1	B&M Transaction. The Company shall use its commercially reasonable best efforts to consummate the acquisition of B & M Construction Co., Inc., a Florida corporation.

5.2
Uncompleted Work Contracts.  The Company shall use its commercially reasonable best efforts to timely complete all uncompleted work contracts to which it or any of its subsidiaries (including Surge) is a party as of the Effective Date.

5.3
Repayment of Guaranteed Indebtedness.  The Company shall use its commercially reasonable best efforts to repay all outstanding indebtedness or other obligations of the Company or any of its subsidiaries, the payment or performance of which was personally guaranteed by Executive (including, without limitation, the Company’s outstanding indebtedness to Wachovia Bank and to Alpina Lending, LP) (the “Guaranteed Indebtedness”).  In addition, the Company shall promptly pay off or retire all indebtedness (in the approximate amount of $50,000) under Executive’s Visa credit card (last four digits 6931), which indebtedness was incurred for the sole benefit of the Company and/or one or more of its subsidiaries.

5.4
Transfer of Vehicle.  On the Effective Date, the Company or Surge shall transfer to Executive, in exchange for $10.00, title to the following vehicle currently being driven by Executive:  2008 Ford F150 Quad cab (black).   Upon such transfer, Executive shall be solely responsible for the payment of all loans on such vehicle, as well as all costs and expenses relating to the ownership, operation and maintenance of such vehicle.

5.5
Indemnification.  The Company shall indemnify Executive and his heirs, personal representatives, successors and assigns (collectively, the “Executive Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Executive Parties as and when incurred, for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of Executive’s rights hereunder) which any such Executive Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, the Guaranteed Indebtedness, including but not limited to any costs, fees or obligations in any manner associated with the debts and obligations listed in Section 5.3 above.

6.	COVENANTS OF EXECUTIVE

6.1
Licenses.  Until the first (1st) anniversary of the Effective Date, or until the termination of the Consulting Agreement, whichever period is longer, Executive shall (a) keep active, and in good standing and in full force and effect, all licenses, certificates and permits held by Executive that relate or are beneficial to the business of the Company or any of its subsidiaries (including Surge), (b) comply in all material respects with the terms and conditions of all such licenses, certificates and permits, and (c) not violate or cause any violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof.  The Company shall pay directly (or reimburse Executive for) all costs and expenses incurred in connection with keeping all such licenses, certificates and permits active and in good standing and in full force and effect during such time period.

7.	GENERAL

7.1
Successors and Assigns. Neither the rights nor the obligations of any party under this Agreement may be assigned without the prior written consent of the other parties hereto (except that the Company may assign its rights and obligations to any affiliate thereof or to a successor in interest (whether by merger, acquisition or otherwise) without the prior written consent of Executive; provided, however, that any such assignment shall not relieve the Company from its obligations hereunder).  Any assignment in violation of the foregoing shall be null and void.  Subject to the preceding sentences of this Section 7.1, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.2
Notices. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery.  Notices are deemed delivered when actually delivered to the address for notices as follows:

To the Company or Surge:

SSGI, Inc.
8120 Belvedere Road, Suite 4
West Palm Beach, Florida 33411
Attn:  President
Facsimile:  (561) 202-6216

With a copy to:

Block & Garden, LLP
5949 Sherry Lane, Suite 900
Dallas, Texas  75225
Attn:  Warren W. Garden, Esq.
Facsimile:  (214) 866-0991

To Executive:

Ryan Seddon
5391 S.W. Windward Way
Palm City, Florida  34990
Facsimile:  (772) 288-3140

With a copy to:

Ford & Harrison LLP
101 E. Kennedy Boulevard, Suite 900
Tampa, Florida  33602
Attn:  Tammie L. Rattray, Esq.
Facsimile:  (813) 261-7899

Any party may by written notice as set forth herein change the address or fax number to which notices or other communications to him or it are to be delivered or mailed.

7.3
Entire Agreement; Amendments.  This Agreement and all other agreements referred to herein or delivered in connection herewith shall constitute the entire agreement among the parties relating to the subject matter hereof, shall supersede all prior agreements, commitment letters, and understandings among the parties hereto relating to the subject matter hereof, and shall not be modified, amended or terminated, nor shall any provision hereof be waived, except in a writing signed by all parties affected.

7.4
Governing Law; Jurisdiction and Venue.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE.  Each party (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Palm Beach County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

7.5
Survival.  All representations, warranties and covenants made by any party under this Agreement shall be considered to have been relied upon by the other parties and shall survive the Effective Date indefinitely.

7.6
Specific Performance.  The parties recognize that if any party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate any other party for his or its injury.  Each party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.  If any action is brought by any party to enforce this Agreement, the other parties shall waive the defense that there is an adequate remedy at law.  In the event of a default by any party that results in the filing of a lawsuit for damages, specific performance, or other remedies, the non-defaulting parties shall be entitled to reimbursement by the defaulting party of reasonable legal fees and expenses incurred by the non-defaulting parties.

7.7
Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.8
Counsel.  Each party hereto represents and warrants that he or it has received the advice and counsel of an attorney in connection with the negotiation, preparation and execution of this Agreement.  Executive acknowledges that Block & Garden, LLP has acted as counsel for the Company and Surge and not as counsel for Executive.

7.9
Executive Counsel Fees.  The Company agrees to reimburse Executive for fees associated with retaining his own counsel, Ford & Harrison LLP, to review and negotiate this Agreement and other agreements contemplated hereby, to a maximum reimbursement of $2,000.00, payable within 20 days of Executive submitting his counsel’s invoice for such services to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the Effective Date.

The Company:

SSGI, INC.

By:	/s/ Michael W. Yurkowsky
Michael W. Yurkowsky, Director

Surge:

SURGE SOLUTIONS GROUP, INC.

By:	/s/ Michael W. Yurkowsky
Michael W. Yurkowsky,
Authorized Agent

Executive:

/s/ Ryan Seddon
Ryan Seddon, individually

EXHIBIT A

Form of Consulting Agreement

EXHIBIT B

Form of Warrant

EXHIBIT C

Form of Promissory Note